CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As an independent registered public accounting firm, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 6, 2019, with respect to the consolidated financial statements of Mitek Systems, Inc. as of September 30, 2019 and 2018 and for each of the three years in the period ended September 30, 2019, and to the effectiveness of Mitek Systems, Inc.’s internal control over financial reporting as of September 30, 2019, included in Mitek Systems, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2019 (which report includes an explanatory paragraph related to the change in the method of accounting for revenue).

/s/ Mayer Hoffman McCann P.C.
San Diego, California
March 27, 2020